Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amcor plc of our report dated August 16, 2024 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Amcor plc's Annual Report on Form 10-K for the year ended June 30, 2024.

/s/ PricewaterhouseCoopers AG
Zurich, Switzerland
May 6, 2025